                        CONSENT OF INDEPENDENT AUDITORS


                                  Exhibit 23.1



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, Registration No. 333-23611), Amendment No. 1 to such registration statement and in the related Prospectus of Pacific Gulf Properties, Inc., for the registration of $250,000,000 of common stock, preferred stock, debt securities and warrants, and to the incorporation by reference therein of our report dated February 13, 1997, with respect to the consolidated and combined financial statements and schedule of Pacific Gulf Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                            Ernst & Young LLP


Newport Beach, California
April 10, 1997